EXHIBIT 10.32

TECHNOLOGY LICENSE AGREEMENT

BETWEEN

SHRINERS HOSPITALS FOR CHILDREN

and

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION

As Licensors

AND

MIMEDX, INC.

As Licensee

This Technology License Agreement (this “License Agreement”) is made effective as of the 29th day of January, 2007 (the “Effective Date”), by and between SHRINERS HOSPITALS FOR CHILDREN, a Florida corporation and UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC., a corporation not for profit under Chapter 607 Florida Statutes, and a direct support organization of the University of South Florida (“University”) pursuant to section 1004.28 Florida Statutes (hereinafter referred to as “RESEARCH FOUNDATION”) (jointly and severally, “Licensor”), and MIMEDX, INC, a Florida corporation (the “Licensee”).

RECITALS:

A. Licensor owns or has rights in and to certain technology, including the nordihydroguaratic acid and/or polymer-enhanced collagen processes, compositions and products and/or other biocompatible materials and devices arising from research and work performed or directed by, or with help from, Dr. Thomas Koob (“Dr. Koob”) or his laboratory while he was affiliated with Licensor, as will be further defined below in the definition of “Licensed. Technology.”

B. Licensor desires to grant Licensee, and Licensee desires to receive from Licensor, an. exclusive perpetual worldwide license to the Licensed Technology to manufacture, have manufactured, market, use, offer to sell and sell, Licensed Products pursuant to the terms and conditions herein set forth.

Section 1. Definitions.

1.1 “Affiliate” means, with respect to any Person, a Person who controls, is controlled by, or is under common control with, such Person. For purposes of the definition of “Affiliate,” control means the ability to vote or control the vote of more than 50% of the voting securities of such Person.

1.2 “Background Technology” means all inventions, innovations, trade secrets, patents, patent applications. Know How, materials and other Intellectual Property that is now as of the Effective Date of this Agreement, owned or co-owned by Licensor or that Licensor licensed or otherwise has any rights directly related to the Patents or development of products or processes utilizing or related to the Licensed Technology. A list of Background Technology is attached as Schedule 5.2.

1.3 “Confidential Information” means all confidential information comprised in relating to or arising out of, the Background Technology, Know-How, Improvements, or other intellectual Property, that is proprietary to Licensor or licensed to Licensor by any Person and that is not generally known to the public.

1.4 “Cure Period” has the meaning set forth in Section 4.2.

1.5 “Effective Date” means the effective date of this License Agreement, as set out above.

1.6 “FDA” means the United States Food and Drug Administration.

1.7 “Improvements” means any enhancements, additions, modifications, supplements or improvements to processes or products including all or any of the Licensed Technology, which are: (1) presently in development or hereafter developed by either Licensor; (2) which are not subject to any contrary funding restriction; and (3) which are made by any person employed by Licensor who is identified as an inventor or reporting to an inventor or subordinate to an inventor under patents existing or arising from Sections 1.12 b, e, d, and e of the Licensed Technology which invention is dominated by any claim under patents existing or arising from Sections 1.12 b, e, d, and e of the Licensed Technology such that it cannot be practiced without infringing on a valid claim in the Licensed Technology.

1.8 “Intellectual Property” means any and all of the following: inventions, innovations, discoveries, patents and utility models and applications therefore existing now and all reissues, divisions, re-examinations, renewals, extensions; provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in the existing inventions and discoveries. Intellectual Property shall also include all Background Technology, Know-How, Improvements, Confidential Information, all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world, and all other intellectual property and proprietary rights whatsoever, pertaining to any of them, whether patentable or nonpatentable. Intellectual Property includes all documentation, engineering, scientific and practical information and formulas, Models, prototypes, research data, design, and manufacturing procedures, techniques, raw material data, specifications and expertise, in any such use, now or hereafter existing and related directly to, the foregoing made by any person employed by Licensor who is identified as an inventor or reporting to an inventor or subordinate to an inventor under the patents existing or arising from Sections:1.12 h, c, d, and c of the Licensed Technology which is dominated by any claim under patents existing or arising from Sections 1.12 b, c, d, and e of the Licensed Technology such that it cannot be practiced without infringing on a valid claim in the Licensed Technology Any required technology transfer of Intellectual Property including Patents, Background, Know How, Improvements and

Confidential Information shall be at the additional expense of the Licensee. Notwithstanding the foregoing, Intellectual Property expressly excludes new patentable or copyrightable inventions arising after the Effective Date of the License Agreement not included within the definition of Improvements.

1.9 “Know-How” means technical and other information or knowledge made by any person employed by Licensor who is identified as an inventor or reporting to an inventor or subordinate to an inventor under the patents existing or arising from Sections 1.12 b, c, d, and a of the Licensed Technology, which Know-How is dominated by any claim under the patents existing or arising from Sections 1.12 b, c, d, and e of the Licensed Technology such that it cannot be practiced without infringing on a valid claim in the Licensed Technology, and which Know-How is created prior to or after the Effective Date of this Agreement which is not in the public domain including all trade secrets, information and knowledge comprising or relating to concepts, non patentable discoveries, data, designs, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, clinical, analytical and quality data, trial data, case report forms, data analyses, reports, manufacturing data, or summaries and information contained in submissions to and information from regulatory authorities, and includes any rights including copyright, database or design rights protecting any of the foregoing. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is or remains not known to the public. Notwithstanding the foregoing, Know-How expressly excludes new patentable or copyrightable inventions arising after the Effective Date of the License Agreement not included within the definition of Improvements.

1.10 “License Agreement” means this Technology License Agreement, as may be amended from time to time.

1.11 “Licensed Product” means any medical device or product that is covered by or made by a process covered by a valid claim in an unexpired enforceable Patent in the Intellectual Property. If a Licensed Product is covered by at least one claim in a pending published patent application at a time of commercial sale, and that claim subsequently issues in a Patent substantially as published such that it is subject to provisional royalties under 35 U.S.C. 154(d), then, except that no double royalty shall be due if the Licensed Product is covered by more than one Patent, royalties that would have been due had the pending application been an issued Patent, shall be due retroactively at issuance.

1.12 “Licensed Technology” means, individually and collectively, the Intellectual Property, as defined above, relating to any of the items listed below:

(a) all existing patent applications and patents associated with technology related to nordihydroguaratic acid (“NDGA”) coatings, devices, scaffolds, substrates, or other materials and/or polymer treated collagen material for medical devices, implants, prosthesis and/or constructs and methods for making same;

(b) U.S. Patent Nos. 6,565,960 and 6,821,530, including any reexaminations, reissues and extensions thereof;

(c) U.S. Provisional Application Serial No 60/805,494, filed 6/22/06, entitled NDGA-REINFORCED COLLAGEN SCAFFOLD, co-owned with the University of South Florida;

(d) The following existing Records of Medical Inventions submitted to Licensor naming Dr. Koob as an inventor or a PI (Principle Investigator):

(1) Bioprosthesis for Replacement or Augmentation of Tendons and Ligaments;

(2) Biocompatible Drug Delivery Vehicle Composed of NIXIA Polymerized Collagen Fibers, related to the provisional identified under (c) above;

(3) Manufacturing Method for high strength NDGA polymerized collagen fibers as also described in Provisional Application Serial No 60/883A08, tiled 1/4/07;

(4) Extension of “Manufacturing method for high strength NDGA polymerized collagen fillers” (Shriners Ref No MR 0616, MR - 0479)) as also described in U.S. Provisional Application Serial No. 60/883,408, filed 1/4/07;

(5) Braided NDGA-collagen ribbons for ligament repair (Shriners Ref No. MR-0674) as also described in U.S. Provisional Application Serial No. 60/882,065, filed 12/27/06; and

(6) BioRivets of NDGA-collagen fibers (Shriners Ref No. MR-0675);

(e) Corneal replacement technology, which is the subject of a grant application under review by the National Institute of Health (“NW”), which lists Dr. Koob as a Co-Principal Investigator for which the University of South Florida (“USF”) has filed a U.S. Provisional. Application Serial No. 60/767,234 on 3/13/06, with Thomas 3. Koob, Ph.D, (“Dr. Koob”) as a co-inventor;

(f) all other Intellectual Property, including without limitation, Background Technology, Know-How, and Improvements relating to any of the foregoing; and

(g) all future U.S. and foreign patent applications filed for and/or patents issuing for any of the above.

1.13 “Licensee Indemnitees” has the meaning set forth in Section 6.1.

1.14 “Licensor Indemnitees” has the meaning set forth in Section 6.2.

1.15 “Losses” has the meaning set forth in Section 6.1.

1.16 “Net Sales” means the gross revenue actually received for the sale of licensed Products by Licensee and its sublicensees during a relevant period of time; excluding (i) sales, use occupation or excise tax directly imposed and with reference to particular sales, (ii) duties or other governmental charges directly imposed and with reference to particular sales, (iii) prepaid or allowed freight (to the extent included in the amount billed the third party customer), postage, duty or insurance included therein, (iv) returns, discounts, rebates, and discounts actually allowed, refunds, credits or repayments due to rejections, defects or returns, and net of amounts previously included in Net Sales that were written-off during such period as collectible. Licensor is due one royalty as defined in this License Agreement on the sales of the same Licensed Products whether paid directly by the Licensee or by a sublicensee. No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. If the Licensed Product., is commercially used by, sold or leased to any Person for a consideration other than money, Net Sales shall be the gross selling price of comparable Licensed Products sold in arm’s length transactions by Licensee or, if no sales or leases of comparable Licensed Products have been made, then the fair market value thereof except that this latter provision shall apply only to commercial use and shall not apply to Licensed Products transferred, conveyed or otherwise used by third parties for research, development and/or clinical trials performed on behalf of or for Licensee. Licenses or assignments hereof to an Affiliate of Licensee who is not an end user shall not be included in Net Sales.

1.17 “New Patent(s)” means any patent(s) issuing from patent applications filed after the Effective date of this License Agreement for any of the record of invention disclosures and/or provisional applications enumerated in the definition of “Licensed Technology” or any Improvements developed by or for Licensor whether wholly or partially owned by Licensor or co-owned with Licensee. The Parties shall fully cooperate with each other with regard to such application and prosecution of the New Patents. The term “Co-owned Patent” means a patent(s) owned by and/or assigned to either or both of the University of South Florida and the Licensor and Licensee (or a successor in interest of any of them) based on the laws of inventorship and ownership.

1.18 “Parties” means Licensor and Licensee, and “Party” means either one of them.

1.19 “Patent” or “Patents” means, individually, in combination, or collectively, as the ease may be: (a) U.S. Patent Nos. 6,565,960 and 6,821, 530; (b) any future patent claiming priority to one or more of the pending applications listed at 1,12, including:

(a) Method of Manufacturing High-Strength NDGA Collagen Fibers, 60/883,408, filed 1/4/07;

(b) Braided NDGA-Collagen Fibers, 60/882,065, filed 12/27/06;

(c) NDGA Reinforced Collagen Scaffold, 601805,495 filed 6/22/06; and

(d) Corneal Replacement, 60/767,234 files 3/13106;

(c) any future patent issuing claiming subject matter described in any record of invention listed at 1.12; and (d) any other New Patent.

1.20 “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a government agency,

1.21 “Rules” has the meaning set forth in Section 8.6.

1.22 “Third Party” means any Person, firm or entity other than the Parties.

Section 2. Licenses.

2.1 Licensor hereby grants to Licensee an exclusive, perpetual as to Know How except as terminable under Section 4.2 below and terminable as to Patents as stated in Section 4.1 below, and fully-paid, except with respect to sublicenses and royalties and any other conditions of this License Agreement, license, with unlimited right to sublicense, in and to the Licensed Technology: (i) to practice and use the Licensed. Technology anywhere in the world; (ii) to use manufacture, have manufactured, market, offer for sale and sell Licensed Products anywhere in the world; and (iii) to export from and import into the United States, Licensed Products (the “License”), The License hereby granted covers all applications, uses, activities, products, devices and processes whatsoever without limitation. This License shall automatically apply to any future patent applications, patents, divisions, reissues, provisionals, continuations, continuations-in-part, renewals and extensions thereof by Licensor in the United States and elsewhere that are included in the Licensed Technology. Licensor reserves for itself, The University of South Florida, and the inventors the right to practice under the Licensed Technology for noncommercial research and education purposes, including research for non-profit or governmental sponsors. Except as provided in the preceding sentence, Licensor shall not itself, nor shall it directly or indirectly assist or consent to any Third Party, to manufacture, have manufactured, market, offer for sale or sell Licensed Products or otherwise practice and use the Licensed. Technology in any commercial manner anywhere in the world, and Licensor shall (to the extent known to Licensor and within Licensor’s control) expressly prohibit any Third Party from so doing, unless and only to the extent that such Third Party purchases such Licensed Products from Licensee for the express purposes of so doing.

2.2 Licensor shall disclose to Licensee on a continuing and regular basis (but no less frequently than semiannually), all Know-How and Improvements in the Licensed Technology developed or acquired by or for Licensor after the Effective Date.

Section 3. Consideration. In consideration of the License and other rights granted hereby, Licensee shall pay or provide Licensor the following:

3.1 License Fee. Licensee has prior to the Effective Date paid to Licensor an upfront, one-time license fee of $100,000, receipt of all of which is hereby acknowledged by licensor.

3.2 Milestone Payment. Within thirty (30) days after the receipt by Licensee of the approval of the FDA allowing the sale of the first Licensed Product, Licensee will pay to Licensor a one-time milestone payment of $200,000, by check or wire transfer of immediately available funds to an account designated by Licensor in writing.

3.3 Equity Interest. Upon the execution and delivery of this: License Agreement, Licensee shall issue to Licensor such number of shares of common stock of Licensee constituting eight percent (8%) of the issued and outstanding equity interest in Licensee, pursuant to a subscription agreement to be executed and delivered by Licensor to Licensee. The subscription agreement shall provide, among other things, that Licensor’s percentage interest in Licensee shall not be diluted prior to such time as Licensee has raised $5,000,000 in equity capital. Thereafter, Licensor’s equity interest shall be subject to proportional dilution.

3.4 Royalty. Licensee shall pay to Licensor a. quarterly royalty payment equal to three percent (3%) of the Net Sales for the preceding quarter after the first commercial sale of the Licensed Products. Licensee shall pay a reduced royalty of one and one half percent (1.5%) for Licensed Products covered by a Co-owned Patent which is invented a) more than one year after the Effective Date of this License Agreement and b) where the invention claimed was invented. at Licensee’s physical facilities or at the physical facilities of a third party under contract with Licensee, where such third party is not the Licensors, the University, or utilizing Licensor’s or University employees, students, or support. in the event a Licensed Product is covered by more than one Patent, the highest royalty rate under this Section 3.4 shall apply. Within thirty (30) days after the end of each calendar quarter, Licensee shall provide Licensor with a written report indicating the amount of the Net Sales for the preceding calendar quarter and the .mount of the royalty payment due for such period. Together with such report, Licensee shall pay to Licensor the amount of royalty payment then due in accordance with this Section 3.4. No multiple royalties shall be due and payable because any Licensed Product is covered by more than one Patent of the Intellectual Property. The royalty payments provided for herein shall terminate on a country by country basis upon the expiration of the Patent(s) which cover the Licensed Product in each such country, but such expiration shall not affect any royalty payable in any other country or jurisdiction.

3.5 Sublicense Fee. Licensor shall receive twenty-five (25%) of any upfront, one-time sublicense fee that Licensee receives upon the granting of any sublicense to the Licensed Technology by Licensee to any third party fur commercial purpose & No sublicense fees shall be payable with respect to sublicenses granted solely for research and development of a Licensed Product. Such payment shall be due and payable within thirty (30) days after the receipt by Licensee of the sublicense fee from its sublicensee. Together with the delivery of the payment pursuant to this Section 3.5, Licensee shall, deliver to Licensor a statement, setting forth the identify of the Sublicensee and the amount of the upfront, one time sublicense fee due and payable pursuant to the sublicense agreement.

3.6 Diligence. Licensee shall use commercially reasonable efforts to bring one or more Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the Intellectual Property and Licensed Technology and to meet the milestones contained in Schedule 5.3. Licensee shall report on the progress of the commercialization of the technology once per year beginning on the first anniversary of the Effective Date. And provide such details as activities completed since last report, activities currently under investigation, future development activities, estimated total development time remaining, changes to initial development and funding efforts if applicable.

Section 4. Term of Agreement.

4.1 Term. The term of this License Agreement shall commence as of the Effective Date and shall remain in full force, unless sooner terminated under section 4,2, provided that the License granted hereby shall terminate on a country by country basis as to any Patent or portion thereof upon the expiration thereof in each such country, but such expiration shall not affect the License granted hereby with respect to (i) such Patent or portion thereof in any country in which such Patent or portion thereof remains effective; or (ii) the remainder of the life of the remaining portion of the Licensed Technology apart from the Patents.

4.2 Termination.

(a) Licensee may terminate the License granted herein at any time, in whole or in part, on three month’s written notice to Licensor.

(b) Licensor shall have the right to terminate this License Agreement, or the License granted hereunder, in the event of a breach hereof by Licensee but Licensor have no right of termination or injunctive relief until after Licensor shall have given Licensee notice, of any alleged breach hereof by Licensee, and Licensee shall have a period of sixty (60) days after the date of termination of mediation efforts under Section 8.6 hereof within which to cure such breach (the “Cure Period”).

(c) Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

4.3 Preservation of License in Bankruptcy.

(a) If Licensor should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filed against. Licensor, Licensee shall be protected in the continued enjoyment of its, rights as licensee hereunder to the maximum feasible extent including, without limitation, if Licensee so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Licensor shall give Licensee reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws or debtor protection laws.

(b) If Licensee should file a petition under the bankruptcy laws or any debtor protection laws, or if any involuntary petition shall be filled against Licensee, Licensor may consider such action a breach and may terminate Licensee’s interest in the License Agreement if Licensor so chooses.

(c) If Licensee should permanently cease to conduct business operations, Licensor may consider such action a breach and may terminate Licensee’s interest in the License Agreement if Licensor so chooses

(d) The Patents as well as the License granted herein shall be deemed to be “intellectual property” as that term is defined in Section 101(56) of Tile 11 of the U.S. Code or any successor provision.

Section 5. Representations and Warranties. Licensor hereby represents and warrants to Licensee that:

5.1 Licensor is the sole and legal owner of their respective Licensed Technology and has the full right and power to grant the License;

5.2 There are no claims or suits pending or threatened against Licensor for their respective technologies challenging Licensor’s ownership of or right to any of the Licensed Technology, nor, to the knowledge of Licensor, does there exist any basis therefore. There are no claims or suits against Licensor for their respective technologies pending or threatened against. Licensor alleging that any of the Licensed Technology or any of Licenser’s use of the Intellectual Property infringes any rights of any third parties, nor, to the knowledge of Licensor, does there exist any basis therefore;

5.3 To the knowledge of Licensor for their respective technologies, no Person has or is infringing the Patents or the Licensed Technology or has misappropriated any of the Licensed Technology;

5.4 Licensor’s granting of the License and Licensee’s exercise of its rights hereunder for their respective technologies does not and shall not constitute a breach or default under any agreement or instrument by which Licensor is bound or the Licensed Technology (including the Patents) are affected;

5.5 To the knowledge of Licensor for their respective technologies, Licensee’s practice of the License shall not result in patent infringement or trade secret misappropriation; and

5.6 All of Licensor’s employees, officers, consultants, contractors and advisors who were, are or will be involved in the. Licensed Technology have executed, and will execute upon their engagement, agreements or have existing obligations under law requiring assignment to Licensor all Intellectual Property made during the course of and as the result of their association with Licensor. To the knowledge of Licensor, none of its employees, contractors or consultants, who were, are or will be involved in the Licensed Technology arc, as a result of the nature of such involvement, in violation of any covenant in any contract with a third party relating to non-disclosure of proprietary information, non-competition or non-solicitation.

5.7 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING , BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF ‘PATENT RIGHTS CLAIMS ISSUED OR PENDING.

5.8 Notwithstanding the foregoing, each Licensor only makes representations and warrantees for technologies that it has an ownership interest in.

Section 6. Indemnification.

6.1 Licensee shall indemnify and hold Licensor, University of South Florida Research Foundation, the inventors and their respective officers, directors and shareholders (collectively, the “Licensor Indemnitees”) harmless from and against any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (“Losses”) resulting from:

(a) any claims or actions for patent infringement or from any judgment entered therein, which may be brought against the Licensor Indemnitees or any one of them as a result of their activities under this License Agreement with respect to the Licensed Technology;

(b) any breach by Licensee of this License Agreement; or

(c) the practice or use by Licensee or its sub-licensees of any of the Licensed Technology, including without limitation, advertising injury, personal injury, product liability, or medical malpractice.

6.2 Licensor shall indemnify and hold Licensee, Licensee’s officers, directors, managers and shareholders (the “Licensee Indeninitees”) harmless from and against any and all Losses resulting (i) from any breach of Licensor’s representations and warranties made in Section 5 hereof. Shrine’s Hospitals for Children shall indemnify and hold Licensee, Licensee’s officers, directors, managers and shareholders (the “Licensee Indemnitees”) harmless from and against any and all Losses resulting from any claim by the prior licensee, Myrmidon Biomaterials, Inc. to whom notice of termination was sent on November 27, 2006, challenging Licensor’s authority to grant the rights and licenses hereunder and any such Losses incurred by Licensee may be offset by Licensee against any royalties, fees or other payments payable to Licensor solely for Licensed Products covered by the Intellectual Property that is the subject of such claim by the prior licensee. The milestone payment under Section 3.2 shall not be subject to deduction of Loses.

Section 7. Patent Maintenance, Infringement, and Enforcement.

7.1 Licensee shall have the right and authority to cause Licensor, at Licensee’s expense, to apply for, prosecute and obtain patents, divisions, reissues, provisionals, continuations, continuations-in-part, renewals and extensions thereof as allowed for under this License Agreement anywhere in the world for the New Patents assigned to the University of South Florida. Licensee shall have the right and authority to, at Licensee’s expense, to apply for, prosecute and obtain patents, divisions, reissues, provision’s, continuations, continuations-in-part, renewals and extensions thereof as allowed for under this License Agreement anywhere in the world for the New Patents assigned to Shriners Hospitals for Children or Co-owned Patent(s), The Parties shall fully cooperate with each other with regard to such application and prosecution of the New Patents.

7.2 As regards filing of U.S., international, and foreign patent applications corresponding to the New Patents, Licensee shall have the authority to designate that country or those countries, if any, in which Licensee desires patent application(s) to be filed. Licensee shall notify the Licensor at least thirty (30) days prior to the statutory filing deadline of its filing decisions. Licensor may elect to file corresponding patent applications in countries other than those designated by Licensee, but: in that event Licensor shall be responsible for all activities and costs associated with such non-designated filings. In such event, Licensee shall forfeit its rights under this license in the country(ies) where Licensor exercises its option to file such corresponding patent applications. If Licensee decides to discontinue prosecution, annuity or maintenance fee payments for any pending New Patent application or an issued patent listed in the Licensed Technology then Licensee shall forfeit its rights under this license only with respect to the respective application or patent in that particular country or jurisdiction. Licensee will notify Licensor at least 30 days prior to any payment or response deadline. Licensor may elect to maintain the corresponding patent or patent application but in that event Licensor shall be responsible for all activities and costs associated therewith.

7.3 During the term of this License Agreement, Licensee shall maintain the Patents assigned to Shriners Hospitals for Children or co-owned with Licensor(s) using counsel mutually agreeable to Licensor. The costs and expenses for such maintenance shall be the responsibility of the Licensee. Licensor shall prosecute and maintain all other Intellectual Property rights using counsel mutually agreeable to Licensee, Promptly upon execution of this License Agreement, Licensee shall reimburse Licensor for all unreimbursed costs with respect to the Intellectual Property and Licensed Technology (which shall not exceed $11,700 for Shriners Hospitals for Children and 51,500 for the University of South Florida) and thereafter as such costs are incurred, subject to Licensee’s discretion as to filings relating to New Patents, as provided above. Licensor shall reasonably notify Licensee prior to incurring any substantial ongoing prosecution and protection costs, which, if approved by Licensee, shall be payable within thirty (30) days of notification of Licensee by Licensor of such costs, fees and expenses that have. been paid or incurred by Licensor It shall be the responsibility of Licensee to keep Licenser apprised of its “small entity” status with respect to US patent law and the patent laws of other countries, if applicable.

7.4 If Licensor or Licensee determines that any Patent or Licensee’s rights in the Licensed Technology are being infringed, or a claim arises that the Licensed Technology infringes the rights of a Third Party, then. Licensor or Licensee (as applicable) shall promptly notify the other party, giving as many particulars concerning such infringement as shall he practicable at the time.

7.5 Upon becoming aware of the asserted infringement, Licensee shall diligently investigate and shall determine, in the exercise of reasonable judgment and good practice, whether the activities in question in fact constitute an infringement. The Parties shall promptly confer with respect to the initiation and prosecution of litigation against an alleged infringer, or defense of a Third Party infringement claim, as the case may be.

7.6 Licensee shall, in the event that an infringement appears to be occur ring in any application involving the Licensed Technology, have the first right, discretion and authority (but not obligation) at its sole expense to either defend the Third Party claim, or bring infringement proceedings naming the asserted infringer within not more than 90 days of a determination of probable infringement at its own cost. At Licensee’s expense, Licensor shall provide all necessary assistance and cooperation reasonably requested by Licensee. In furtherance of such right, Licensee shall join Licensor as a party plaintiff in any such suit whenever requested by Licensor or required by applicable law, at Licensee’s sole expense. Financial recoveries from any such litigation will first be applied to reimburse Licensee for its litigation expenditures with additional recoveries being paid to Licensee subject to the royalty due Licensor on the recovery based on the provisions of Section 3. If the Licensee fails for-any reason to take action to defend, or to bring such infringement proceedings within 90 days, Licensor shall have the right to do so at its own expense and to retain all damages or other recovery.

7.7 Each Party will provide reasonable cooperation in connection with any adversarial proceeding conducted by the other Party involving any Patent including, by way of example, producing documents, answering interrogatories and sitting for depositions, at no cost to the other Party other than recovery of its actual out-of-pocket expenses directly incurred in providing such cooperation.

7.8 Licensee will practice the Patents in accordance with applicable U.S. federal, state and local laws, and administrative regulations. Livens will affix appropriate patent markings pursuant to 35 U.S.C. §287(a) to any products sold or made in the United States that is claimed by any Patent that is a United States patent.

Section 8. Miscellaneous.

8.1 Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), (iii) sent by a reputable, established international courier service that guarantees delivery within the next three following business days (effective upon receipt), or (iv) sent by telecopier followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section 8.1):

If to Licensor

The Shriners Hospital for Children

2900 Rocky Point Drive

Tampa, FL 33607

Attention: Zakir H. Bengali, Ph.D.

Corporate Director of Medical Research

Facsimile: 813-281-8460

and

University of South Florida Research Foundation

Attention: Business Manager

3802 Spectrum Blvd., Suite 100

Tampa, Florida 33612-9220

Facsimile: 813-974-8490

If to Licensee:

MiMedx, Inc.

1234 Airport Road, Suite 105

Destin, Florida 32541

Attention: Matthew Miller, President

Facsimile: (813) 254-4878

Changes to the above notification addresses may be made by notice to the Parties in the manner set forth above.

8.2 Assignment and Sublicense. Licensee may assign this License Agreement, assign or sublicense any rights under this License Agreement and delegate any of its obligations under this License Agreement; provided however, that the sublicense or delegation includes a binding obligation on the sublicensee to comply with all the patent protection, confidentiality and other obligations of the Licensee in this License Agreement to the extent applicable to the Licensed Technology Subject to such sublicense. Licensor shall have no right to assign this License Agreement without the prior written consent of Licensee, which shall not be unreasonably withheld. No further contribution or payment to Licensor shall be due in the (Tent of a sublicense or assignment by Licensee, except as required in Section 3, Without limiting the generality of the foregoing, this License Agreement shall survive unimpaired and remain in full force and effect in the event of any sale of assets, merger or other transaction involving the sale of assets or stock of either Licensor or Licensee.

8.3 Binding Agreement; Amendment. All representations, covenants and agreements contained in this License Agreement by or on behalf of any of the Parties shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not No amendment or modification to this License Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties.

8.4 Severability. If any section of this License Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this License Agreement shall continue in effect so long as this License Agreement still expresses the intent of the Parties, if the intent of the. Parties, however, cannot be preserved, this License Agreement either shall be renegotiated or shall be terminated.

8.5 Governing Law. This License Agreement shall be interpreted and construed, and the legal relations between the Parties shall be determined, in accordance with the laws of the State of Florida, without regard to such jurisdiction’s conflicts of laws rules.

8.6 Mediation. In the event of any dispute between the Parties arising under this License Agreement, the parties shall first seek to resolve this dispute by discussions among the Persons representing each Party who are responsible for performance of the matter under dispute for a period of not less than 15 business days. If the dispute is not resolved within such time by such Persons, then the matter shall be referred to the Chief Executive Officer of Licensee and the appropriate final decision making authorities of Licensor for further negotiations for at least 10 business days from the bate of referral to such persons. If the dispute is not then resolved, then either Party shall thereafter be free to pursue their respective legal remedies in any court of competent jurisdiction.

8.7 Audit Rights. Licensor shall have the right on reasonable notice to Licensee and at Licensee’s expense to audit the Licensee’s records pertaining to this License to ensure compliance with the royalty terms hereof.

8.8 Compliance with Applicable Laws. Licensee agrees to comply with all governmental laws and regulations applicable in connection with the use of or exercise of any intellectual or other property rights related to, the Licensed Technology under this License Agreement.

8.9 Complete Agreement. This License Agreement and the schedules hereto constitute the entire agreement between the Parties with respect to the subject matters hereof and supersede all prior agreements whether written or oral relating hereto.

8.10 Survival. The representations, warranties, covenant and agreements contained herein shall survive the termination of the License by Licensee pursuant to Section 4.2 and remain in full force and effect. No independent investigation of Licensor by Licensee, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by Licensor in this License Agreement.

8.11 Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this License Agreement.

8.12 Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

8.13 Authority. The person(s) signing on behalf of Licensor and Licensee, respectively, hereby warrant and represent that they have authority to execute this License Agreement on behalf of the Party for whom they have signed.

8.14 Representation by Counsel. Each. Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this License Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this License Agreement.

IN WITNESS WHEREOF, the Parties have hereunto affixed their signatures as of the date first above written.

Agreed to:			Agreed to:

SHRINERS HOSPITALS FOR CHILDREN, INC.			MIMEDX, INC.

By:	/s/ Ralph W. Semb		By:	/s/ Matthew Miller
	Name:	Ralph W. Semb		Name:	Matthew Miller
	Title:	President		Title:	President

Agreed to:			Agreed to:

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION			UNIVERSITY OF SOUTH FLORIDA Board of Trustees a Public Body Corporate

By:	/s/ Rod Casto		By:	/s/ Priscilla Pope
	Name:	Rod Casto, PhD		Name:	Priscilla Pope
	Title:	Corporate Secretary		Title:	Associate Vice President for Research

Schedule 5.1

A license to the Licensed Technology was granted to Myrmidon Biomaterials, Inc., a Delaware corporation (“MBI”), pursuant to a license agreement dated August 2, 2004. Licensor terminated such License Agreement with MBI as evidenced by, inter alia, a formal Notice of Termination letter dated November 29, 2006.

Schedule 5.2

(a) all existing patent applications and patents associated with technology related to nordihydroguaratic acid (“NDGA”) coatings, devices, scaffolds, substrates, or other materials and/or polymer treated collagen material for medical devices, implants, prosthesis and/or constructs and methods for making same;

(b) U.S. Patent Nos. 6,565,960 and 6,821,530, including any reexaminations, reissues and extensions thereof;

(c) U.S. Provisional Application Serial No 60/805,494, filed 6/22106, entitled NDGA-REINFORCED COLLAGEN SCAFFOLD, co-owned with the University of South Florida;

(d) all following Records of Medical Inventions submitted to Licensor naming Dr. Koob as an inventor or a PI (Principle Investigator):

(1) Bioprosthesis for Replacement or Augmentation of Tendons and Ligaments;

(2) Biocompatible Drug Delivery Vehicle Composed of NDGA Polymerized Collagen Fibers, related to the provisional identified under (e) above;

(3) Manufacturing Method for high strength NDGA polymerized collagen fibers as also described in U.S. Provisional Application Serial No. 60/883,408, filed 1/4/07;

(4) Extension of “Manufacturing method for high strength NDGA polymerized collagen fibers” (Shriners Ref. No. MR 0616, MR -0479) as also described in U.S. Provisional Application Serial No 60/883,408, filed 1/4/07;

(5) Braided NDGA-collagen ribbons ligament repair (Shriners Ref. No. MR-0674) as also described in U.S, Provisional Application Serial No. 60/882,065, tiled 12/27/06; and

(6) SioRivets of NDGA-collagen fibers (Shriners Ref. No. MR-0675);

(e) Corneal replacement technology, which is the subject of a grant application under review by the National Institute of Health (“NIH”), which lists Dr. Kook) as a Co-Principal Investigator for which the University of South Florida (“USF”) has filed a U.S. Provisional Application Serial No 60/767,234 on 3/13/06 with Thomas J. Koob, Ph.D, (“Dr. Koob”) as a co-inventor;

(f) all other Intellectual Property, including without limitation, Background Technology, Know-How, and Improvements relating to any of the foregoing; and

(g) all future U.S, and foreign patent applications filed for and/or patents issuing for any of the above.

Schedule 5.3

DILIGENCE

•	Within 40 days from execution deliver to Shriners a copy of the Licensee’s business plan which would initially be in the form a slide show and financial forecasts used to raise investment capital

•	Closing of an Initial Investment within six months from execution

•	Within one, year from The execution of this agreement Licensee would deliver an updated business plan to Shriners

Licensee will use reasonable efforts to have a first commercial sake of a product within three years (3) from the Effective Date of this License Agreement. A minimum annual royalty shall he due and payable on the following schedule: no minimum royalty shall be payable for the first two years ending on the second anniversary of the Effective Date; a minimum annual royalty of twenty-five thousand dollars ($25,000) shall be payable not later than the third anniversary of the Effective Date of this License Agreement, thirty-five thousand dollars ($5,000) not later than the fourth anniversary of the Effective Date of this License Agreement; forty-five thousand dollars ($45,000) not later than the fifth anniversary of the Effective Date of this License Agreement, and fifty thousand dollars ($50,000) not later than the sixth anniversary Of the Effective Date of this License Agreement and thereafter. All royalty payments made in any year under Section 3.4 shall be creditable against the minimum annual royalty due in the same calendar year The minimum annual royalty payments provided for herein shall be in the aggregate for all Net Sales worldwide and shall terminate upon the last to expire of the Patent(s).